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                                                                   EXHIBIT 10.29

                             [INFORMAX LETTERHEAD]



                            PRIVILEGED COMMUNICATION


Mr. Richard Melzer
1515 Gordon Cove Drive
Annapolis, MD  21403

April 8, 1999

Dear Richard:

We are very pleased that you have decided to join the InforMax team! This letter conveys our understanding with you concerning your employment with InforMax.

1. You will be employed as a Major Account Executive. You will be reporting to Jim Dickey, VP Global Sales.

    You will be responsible for all revenue generation in the following list of accounts:

-   DuPont (All divisions globally)

-   Rhone Poulenc (All divisions globally except HMR and Ariad-HMR)

-   Eli Lilly (All divisions globally)

-   Monsanto (All divisions globally)

-   Abbott (All divisions globally)

-   Schering Plough (All divisions globally)

- SmithKline Beecham (All divisions globally, existing rep gets 10% on business closed in the next three months)

-   Sereno (All divisions globally)

-   Sanofi (All divisions globally)

-   Novartis Pharmaceutical divisions

-   Pfizer (50/50 split with Neil) [Timeframe (Through 12/31/99)]

-   Parke-Davis (50/50 split with Neil) [(Through 12/31/99)]

        Affiliates of the above named companies are not included in your territory. In case of any disputes, my decision shall be final and prevail.

        Your 1999 quota will be $1.5 million dollars software license revenue for the period April 19-December 31. First year maintenance is counted as software license revenue included for quota purposes. [This year and next 2 years.]


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                                      -2-





2. Your base salary shall be $80,000 per annum payable in 24 semi-monthly installments. Your 1999 commission rate will be as follows:

    Commission for sales until December 31, 1999:

-     6.6% until achievement of $1,500,000 revenue

-     10% until achievement of $3,000,000 revenue. $15,000 bonus at $3,000,000.

-     10% until achievement of $4,500,000 revenue. $30,000 bonus at $4,500,000.

-     10% until achievement of $6,000,000 revenue. $45,000 bonus at $6,000,000.

-     13% commission rate after achievement of $6,000,00.

    Your Fiscal Year 2000 total compensation plan (base plus commission) will be $225,000 based on a quota of $2.5 Million if you achieve your 1999 quota. Your Fiscal Year 2001 total compensation (base plus commission) will be $250,000 based on a quota of $3 Million. If you achieve your 1999 quota, your over plan commissions in 2000 and 2001 will be based on your 1999 plan percentages.

3. The Equity Incentive Compensation committee of the Board has approved an award of 20,000 incentive stock options for you under the company's Plan which will vest evenly over a 48 month period. If you achieve $3 Million software license revenue in 1999, 10,000 of your options will be fully vested and replaced with additional options which will vest over 48 months. If you achieve $4 million in software license revenue in 1999, 20,000 of your options will be accelerated and replaced.

4. You will receive the standard company benefit plan which includes health and dental insurance, and a three week paid vacation. All approved and appropriately documented expenses will be reimbursed promptly.

5. As a condition of employment, you will be required to sign the company's confidentiality and non-solicitation agreements.

6. You understand that you are an at-will employee. You may be terminated with or without cause. Should you be terminated you will receive two weeks severance. [without cause, 4 weeks]

If the above correctly described our understanding, please sign this letter and return to me (fax or email) I will provide you with the Confidentiality Agreement and a hard cop of this letter for your signature when you arrive here next week.


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Sincerely,


/s/ Timothy D. Sullivan
Timothy D. Sullivan
Senior Vice President
Marketing and Sales

This letter accurately reflects my understanding of the terms of my employment with InforMax.




/s/ Richard D. Melzer
Richard Melzer


Date:  4/16/99